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                    EXHIBIT 11
	STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
	(in thousands, except per share amounts)



                       For The Three Months Ended December 31,
                                   1997                   1996

                            Basic     Diluted       Basic     Diluted

Weighted average shares
outstanding:
  Common stock              24,724      24,724      24,186      24,186
  Shares available under
     options                     -       1,687           -       1,114
  Issuable upon conversion
     of debentures               -          23           -          23
                           -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        24,724      26,434      24,186      25,323
                           =======     =======     =======     =======


Net earnings               $20,688     $20,688     $15,300     $15,300
Interest expense, net,
  on debentures                  -           4           -           4
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $20,688     $20,692     $15,300     $15,304
                           =======     =======     =======     =======

Per share                  $   .84     $   .78     $   .63     $   .60
                           =======     =======     =======     =======

All share and per share information has been restated to reflect a 4 for 3 stock split paid on September 24, 1997 to shareholders of record on September 8, 1997.





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









	STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
	(in thousands, except per share amounts)



                       For The Nine Months Ended December 31,
                                   1997                   1996

                            Basic     Diluted       Basic     Diluted

Weighted average shares
outstanding:
  Common stock              24,560      24,560      22,562      22,562
  Shares available under
     options                     -       1,529           -         950
  Issuable upon conversion
     of debentures               -          23           -       1,556
                           -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        24,560      26,112      22,562      25,068
                           =======     =======     =======     =======


Net earnings               $55,322     $55,322     $42,096     $42,096
Interest expense, net,
  on debentures                  -          13            -        149
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $55,322     $55,335     $42,096     $42,245
                           =======     =======     =======     =======

Per share                  $  2.25     $  2.12     $  1.87     $  1.69
                           =======     =======     =======     =======

All share and per share information has been restated to reflect a 4 for 3 stock split paid on September 24, 1997 to shareholders of record on September 8, 1997.